Exhibit 10.1

UNITED STATES CELLULAR CORPORATION
2006 EXECUTIVE OFFICER ANNUAL INCENTIVE PLAN
Effective January 1, 2006

I.   PURPOSE

  To provide incentive for the officers of U.S. Cellular (USCC) to extend their best efforts towards achieving superior results in relation to key business measures;
  To reward USCC's executive officers in relation to their success in meeting and exceeding the performance targets; and
  To help USCC attract and retain talented leaders in positions of critical importance to the success of the company.

II.  ELIGIBLE PARTICIPANTS AND TARGETS

Executive Vice Presidents and Senior Vice President. Each participant's target incentive is expressed as a percentage of his/her base salary.

III. BONUS POOL

The officer bonus plans of USCC are discretionary in nature, and are based in part, on Company performance, individual performance, and individual bonus targets, which contribute to the formation and size of a bonus pool. The total pool is then broken down into Executive Officer, RSO Vice President, and Regional Vice President annual plan pools, allocated at the discretion of the President and CEO. The President and CEO will consider the performance factors (See Performance Measures in Section IV below) and any other information he deems relevant in determining the pool. This pool is not earned, nor are payouts vested until the bonus payout date. (See Attachment I - Administrative Guidelines)

The President and CEO determines the actual payout that each officer will receive allocating the bonus pool among officers as he deems appropriate, and is not bound to adhere to any guideline. However, the sum of all participants' actual awards cannot deviate from the total officer bonus pool by +/- 18% for 2006. The Chairman of the Board must approve all officer bonuses prior to payout.

IV.  PERFORMANCE MEASURES

The following performance measures, using weights and definitions as approved by the Chairman, will be considered in evaluating the achievements of the officer team for the purposes of this plan. These components were selected as the best measures of USCC's growth and success, and are consistent with those used for other levels of USCC management. Payouts based on each of these measures will be evaluated using the 2006 Officer Annual Incentive Plan Matrices that are approved by the Chairman.

Performance Measures
Growth Factors
* Customer Addition Equivalents * Customer Defections * Consolidated Revenue
Profit Factors
* Return on Capital * Consolidated Cash Flow

V.   MISCELLANEOUS PROVISIONS

Management reserves the right to amend or discontinue the Plan at any time, with or without notice.

There are no oral agreements or understandings between USCC and the participants affecting or relating to this plan not referenced herein. If the participant fails to adhere to the ethical and legal standards as referenced by USCC policy, USCC shall have the right to revoke this program, reduce or eliminate compensation as it applies to the violator, or any other remedy as provided by corporate policy or law.

This program shall not be construed as an employment contract or as a promise of continuing employment between USCC and the associate. Employment with USCC is terminable at will, i.e.; either the participant or USCC may terminate the relationship at any time, with or without cause.

President and CEO	Date

Chairman of the Board of Directors	Date

Attachment I ADMINISTRATIVE GUIDELINES

PLAN EFFECTIVE DATES:	January 1, 2006 - December 31, 2006

GENERAL ADMINISTRATION:	Awards for exempt participants will be based on that associate's base salary as of December 31, 2006.

Awards for non-exempt participants will be based on that associate's regular earnings (regular hours worked + benefit hours) for 2006.

VESTING:	The bonus is not 'earned,' and does not vest unless the associate remains employed through the actual bonus payout date. Special rules apply to those associates who retire or die before the actual payout date (see below).

SEPARATION PRIOR TO VESTING DATE:	Not eligible for a payout unless separation is because of retirement or death (see below), or unless approved by the President and CEO.

RETIREMENT/DEATH:
During Plan Year:	Payout based on a proration for time worked during the plan year (2006), individual performance, and the plan attainment percentage assigned by the President and CEO.
LOA (FMLA):
During Plan Year:	Full payout made; no prorations.

LOA (NON-FMLA):
During Plan Year:	Payout based on a proration for time worked during the plan year (2006), individual performance, and the plan attainment percentage assigned by the President and CEO.

MILITARY LEAVE:	Military leave is considered to be non-FMLA and therefore incentive payouts are subject to the 'non-FMLA guidelines' listed above.

TRANSFERS/PROMOTIONS DURING PLAN YEAR:
Within or Between Annual Plans:	If an associate is promoted or is transferred within or between annual incentive plan(s), no prorations will be made in determining the bonus pool. The pool allocation will be based on the associate's plan as of 12/31/06. The actual bonus payout will be recommended and approved by the President and CEO. It will be based on plan attainment as well as individual performance.
Between an Annual Plan and a Quarterly or Monthly Plan:	Prorated payouts from both positions/plans will be determined by the President and CEO following end of plan year. The following factors will be considered in the determination of the payout: both plans' attainment percentages, individual performance in each job/plan, the last base salary from each position occupied during the plan year (if applicable), target incentive assigned for each position's pay grade, and percentage of time worked in each position/plan during the plan year (2006).

NEW HIRES DURING THE PLAN YEAR:	Associates hired during 2006 will be eligible to participate in the Plan on a prorated (percentage of time worked in the year) basis.

The associate must have a start date of at least 11/30/06 in order to be eligible to receive a prorated payout. Any associate hired between 12/01/06 and 12/31/06 will not receive a payout from the 2006 Plan.

TRANSFERS TO OR FROM TDS DURING THE PLAN YEAR:	If an associate transfers to/from another TDS business unit, he/she will receive a prorated payout based on the factors listed above.

BONUS PAYOUT DATE:	Targeted to take place on or before March 15, 2007